Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

Harvey Kanter joins DXLG as President, Chief Executive Officer and Director of the Company

CANTON, Mass., May 24, 2019 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing , today reported operating results for the first quarter of fiscal 2019.

Highlights

•	Total sales for the first quarter of $113.0 million, down $0.3 million or 0.3% from $113.3 million in the prior-year first quarter.
•	Total comparable sales decreased 1.2% for the first quarter.
•	Net loss for the quarter was $(3.1) million as compared to prior-year quarter’s net loss of $(3.1) million.
•	Adjusted EBITDA for the first quarter was $4.8 million compared to $5.3 million in the prior-year quarter.

Management Comments

“It’s a privilege to be addressing our guests, employees, and shareholders for the first time as the Company’s new President and CEO.” said Harvey S. Kanter.  “I’ve spent the past eight weeks carefully listening and learning about how DXL delights our big and tall guests and I’m absolutely thrilled with the opportunities ahead.  DXL has an incredible orientation around the guest experience that we will build upon to exceed his expectations again and again.”

Kanter continued, “Our business performance is off to a difficult start as we struggled with disappointing sales in the first quarter.  We saw declines in traffic in both stores and on the web which we primarily attributed to severe winter weather in the first half of the quarter and the delayed arrival of warm spring weather in the second half of the quarter.  We have not yet seen the sales build in our seasonal merchandise categories that we typically see in the first quarter which we believe indicates he just isn’t ready to shop yet.  Nonetheless, our assortments are in great shape and our associates are ready to service our guests once the seasonal traffic starts to build.”

“In my short time at the Company, we have strategized to further develop our mission, our vision, and our brands strategy.  Our number one initiative is to grow our customer file and we’ve begun to lay a framework to achieve that goal.  We must drive greater retention, acquisition and ensure our marketing dollars are delivering an acceptable return.  At DXL, Big and Tall is all we do.  We are uniquely positioned in the marketplace as the fit leader, with individual specifications for every garment and across all sizes.  We are further differentiated by our associates who are keenly in tune with the needs of our Big and Tall guests, consistently delivering exceptional high-level service.  Over the next few months, I expect to articulate our plans more clearly on how we intend to grow our consumer base and the Company, and speak to the key metrics we will be monitoring to measure our progress,” Mr. Kanter concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2019 decreased 0.3% to $113.0 million from $113.3 million in the first quarter of fiscal 2018.  The decrease of $0.3 million in total sales was primarily due to a comparable sales decrease of 1.2%, or $1.3 million and a decrease of $1.6 million from closed stores.  These decreases were partially offset by increases in wholesale revenue of $2.4 million and other revenue of $0.1 million.

Gross Margin

For the first quarter of fiscal 2019, our gross margin rate, inclusive of occupancy costs, was 43.7% as compared to a gross margin rate of 44.7% for the first quarter of fiscal 2018. The 100 basis point decrease was due to a 150 basis point decrease in merchandise margins partially offset by a 50 basis point decrease in occupancy costs as a percent of sales. The 150 basis point decrease in merchandise margin was due to higher promotional activity partially offset by an improvement in shipping costs, as compared to the prior year’s first quarter, of 40 basis points and 110 basis points due to the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business. The improvement in occupancy costs, as a percentage of sales, was primarily due to a decrease of $0.7 million in total occupancy costs, as compared to the prior year’s first quarter, due to closed stores.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2019 were 39.5% as compared to 40.1% for the first quarter of fiscal 2018. On a dollar basis, SG&A decreased by $0.8 million for the first quarter of fiscal 2019.  This decrease was primarily attributable to $2.3 million in savings recognized as a result of our corporate restructuring in May 2018.  These savings were partially offset by an increase of approximately $0.4 million related to our wholesale business.  In addition, as a result of adopting ASC 842 in the first quarter of fiscal 2019, we are no longer receiving a $0.4 million quarterly benefit from amortizing a deferred gain related to the sale-leaseback of our corporate office.  The prior year’s first quarter also benefited from a $0.6 million insurance gain that did not repeat in fiscal 2019.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 22.6% of sales in the first quarter of fiscal 2019 as compared to 22.9% of sales in the first quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 16.9% of sales in the first quarter of fiscal 2019 compared to 17.2% of sales in the first quarter of last year.

Net Loss

For the first quarter of fiscal 2019, we had a net loss of $(3.1) million, or $(0.06) per diluted share, compared with a net loss of $(3.1) million, or $(0.06) per diluted share, for the first quarter of fiscal 2018.

On a non-GAAP basis, adjusting for the CEO transition costs of $0.7 million in the first quarter of fiscal 2019 and corporate restructuring and CEO transition costs of $0.2 million in the first quarter of fiscal 2018, adjusted net loss per share, assuming a normalized tax rate of 26%, was ($0.04) per diluted share, as compared to adjusted net loss of ($0.04) per diluted share for the first quarter of fiscal 2018.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs, corporate restructuring and impairment of assets, if any, (Adjusted EBITDA), a non-GAAP measure, for the first quarter of fiscal 2019 were $4.8 million, compared to $5.3 million for the first quarter of fiscal 2018.

Cash Flow

Cash flow from operations for the first three months of fiscal 2019 was $(16.5) million, compared to $(5.8) million for the first three months of fiscal 2018. The decrease in cash flow from operations was primarily due to the timing of working capital.  At May 4, 2019, accounts payable and accrued expenses were substantially lower than the prior year due to the acceleration and payment of inventory receipts and other payables.  In addition, an increase of $3.0 million in incentive payments also contributed to the decrease in free cash flow.

	For the three months ended
(in millions)	May 4, 2019	May 5, 2018
Cash flow from operating activities (GAAP basis)	$(16.5)	$(5.8)
Capital expenditures, infrastructure projects	(2.0)	(1.9)
Capital expenditures for DXL stores	(1.7)	(1.4)
Free Cash Flow (non-GAAP basis)	$(20.2)	$(9.1)

Capital expenditures for the first three months of fiscal 2019 increased to $3.7 million as compared to $3.3 million for the first three months of fiscal 2018.  For the first three months of fiscal 2019, we rebranded five Casual Male XL stores to DXL stores, and closed one Casual Male XL stores and two Rochester Clothing stores.

Non-GAAP Measures

Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At May 4, 2019, the Company had cash and cash equivalents of $6.8 million. Total debt, at May 4, 2019, was $79.0 million and consisted of $64.3 million outstanding under the Company’s revolving credit facility and $14.7 million outstanding under its FILO facility, net of unamortized debt issuance costs. At May 4, 2019, the Company had $32.3 million of excess availability under its credit facility.

Inventory was $112.3 million at May 4, 2019 as compared to $106.8 million at February 2, 2019 and $106.2 million at May 5, 2018. The increase of $6.1 million in inventory compared with last year’s first quarter was primarily due to a combination of accelerated receipt of merchandise and lower than expected first quarter sales.  From the first quarter of fiscal 2017, we have reduced our inventory levels by 7.5% as a result of our inventory initiatives we implemented in fiscal 2015.   Clearance inventory at May 4, 2019 was approximately 10.6% as compared to 9.7% at May 5, 2018.

Retail Store Information

For the first three months of fiscal 2019, the Company rebranded five Casual Male XL stores to DXL, and closed two Casual Male XL stores and two Rochester Clothing stores.  Total retail square footage has remained relatively constant since the end of fiscal 2017:

	Year End 2017		Year End 2018		At May 4, 2019		Year End 2019E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	220	1,697	229	1,733
DXL outlets	14	72	15	78	16	82	16	82
CMXL retail	78	268	66	221	60	200	49	159
CMXL outlets	33	103	30	91	29	88	29	88
Rochester Clothing	5	51	5	51	3	36	-	-
Total	342	2,159	332	2,125	328	2,103	323	2,062

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the first three months of fiscal 2019, our direct sales increased to 21.6% of retail segment sales as compared to 21.2% for the first three months of fiscal 2018.  On a trailing 12 month-period ending May 4, 2019, our direct sales were 21.7% of retail segment sales as compared to 21.1% for the trailing 12-month period ending May 5, 2018.

Impact of New Lease Accounting Standard

In the first quarter of fiscal 2019, we adopted the new lease accounting standard, ASC 842 (Leases). As a result of the adoption, we established our operating leases as right-of-use assets of $214.1 million and established corresponding lease liabilities of $254.5 million on our Consolidated Balance Sheet at February 3, 2019.  The $40.3 million difference between the right-of-use assets and lease liabilities was primarily attributable to the elimination of certain existing lease-related assets and liabilities as a net adjustment to the right-of-use assets. In the first quarter of fiscal 2019, we recognized a net increase to opening retained earnings of approximately $5.3 million to recognize: (i) the remaining deferred gain of $10.3 million from a sale-leaseback transaction (ii) the recognition of impairments, upon adoption, of certain right-to-use assets of $(3.8) million and (iii) the write-off of initial direct costs of $(1.2) million.

Financial Outlook

We expect to deliver comparable sales growth in our omni-channel retail business and to generate free cash flow in fiscal 2019. As previously announced, Mr. Kanter assumed the role of President and Chief Executive Officer of the Company on April 1, 2019. Since joining the Company, Mr. Kanter has been conducting a strategic review to assess and address the current and go-forward execution strategy for the business. We believe that (i) driving heightened levels of repeat and retention, and further increasing our customer base are critical components to building our customer file, (ii) improving returns on investment in our marketing and digital initiatives supporting file growth are critically important, (iii) enhancing our in-store and online experience, and (iv) managing our cost structure are essential to achieving a 10% EBITDA margin over time. Additionally, as previously announced, the Company has created a new wholesale segment, the impact of which on the Company’s financial results needs to be fully assessed. Given the CEO transition, the strategic review and the launch of a new wholesale segment, the Company is not providing detailed earnings or cash flow guidance until we have increased visibility in the effectiveness of our initiatives. The Company will, however, continue to provide forward-looking commentary on business trends.

In fiscal 2019, we plan to open 2 new DXL retail stores, rebrand 12 Casual Male XL retail stores to DXL retail stores, and rebrand 1 Casual Male XL outlet to a DXL outlet store.  We also plan to close 5 Casual Male XL retail stores (two of which will be closed in connection with the opening of the two DXL stores), 1 DXL store and all 5 Rochester Clothing stores.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, May 24, 2019 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 1192988. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses adjusted EBITDA as key metrics to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the restructuring charge, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in London, England, and Toronto, Canada. In addition to DXL Men’s Clothing retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operates Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site at www.dxl.com.  At DXL, Big + Tall is all we do: our fit is built from unique specifications for each size and style.  We don't just scale up product from a regular fit like most other retailers. Our associates uniquely understand the big and tall shopper. With more than 2,000 private label and name brand styles to choose from, Big + Tall guests are provided with an unmatched blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to store counts, free cash flow and comparable sales growth for fiscal 2019; its objective of achieving a 10% EBITDA margin over time; the impact of its corporate restructuring on future profitability; and continued growth of its core business in fiscal 2019. The discussion of forward-

looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations, including the corporate restructuring, may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 22, 2019, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 4, 2019	May 5, 2018
Sales	$112,973	$113,331
Cost of goods sold including occupancy	63,560	62,643
Gross profit	49,413	50,688

Expenses:
Selling, general and administrative	44,611	45,400
CEO transition costs	702	130
Corporate restructuring	—	60
Depreciation and amortization	6,338	7,324
Total expenses	51,651	52,914

Operating loss	(2,238)	(2,226)

Interest expense, net	(864)	(886)

Loss before benefit for income taxes	(3,102)	(3,112)
Benefit for income taxes	(21)	(2)

Net loss	$(3,081)	$(3,110)

Net loss per share - basic and diluted	$(0.06)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	49,602	48,791
Diluted	49,602	48,791

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 4, 2019, February 2, 2019 and May 5, 2018
(In thousands)
Unaudited

	May 4,	February 2,	May 5,
	2019	2019	2018
ASSETS

Cash and cash equivalents	$6,783	$4,868	$6,994
Inventories	112,346	106,837	106,219
Other current assets	15,496	15,955	14,899
Property and equipment, net	89,477	92,525	106,478
Operating lease right-of-use assets	209,255	—	—
Intangible assets	1,150	1,150	1,720
Other assets	3,354	4,741	5,838
Total assets	$437,861	$226,076	$242,148

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$23,409	$34,418	$28,699
Accrued expenses and other liabilities	24,951	66,095	63,999
Operating leases	248,836	—	—
Long-term debt	14,771	14,757	11,409
Borrowings under credit facility	64,265	41,908	58,877
Deferred gain on sale-leaseback	—	10,258	11,357
Stockholders' equity	61,629	58,640	67,807
Total liabilities and stockholders' equity	$437,861	$226,076	$242,148

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

	For the three months ended
	May 4, 2019		May 5, 2018
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(3,081)	$(0.06)	$(3,110)	$(0.06)
Adjust:
CEO transition costs	702		130
Corporate restructuring	-		60
Add back actual income tax provision (benefit)	(21)		(2)
Add income tax benefit, assuming a normal tax rate of 26%	624		794

Adjusted net loss (non-GAAP basis)	$(1,776)	$(0.04)	$(2,128)	$(0.04)

Weighted average number of common shares
outstanding on a diluted basis		49,602		48,791

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended
	May 4, 2019	May 5, 2018
(in millions)
Net loss (GAAP basis)	$(3.1)	$(3.1)
Add back:
CEO transition costs	0.7	0.1
Corporate restructuring	-	0.1
Provision for income taxes	-	-
Interest expense	0.9	0.9
Depreciation and amortization	6.3	7.3
Adjusted EBITDA (non-GAAP basis)	$4.8	$5.3

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the three months ended
(in millions)	May 4, 2019	May 5, 2018
Cash flow from operating activities (GAAP basis)	$(16.5)	$(5.8)
Capital expenditures, infrastructure projects	(2.0)	(1.9)
Capital expenditures for DXL stores	(1.7)	(1.4)
Free Cash Flow (non-GAAP basis)	$(20.2)	$(9.1)